As filed with the Securities and Exchange Commission on February 9, 2024

Registration Nos. 333-86777

333-118046

333-171226

333-198783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-86777

Post-Effective Amendment No. 1 to Registration Statement No. 333-118046

Post-Effective Amendment No. 1 to Registration Statement No. 333-171226

Post-Effective Amendment No. 1 to Registration Statement No. 333-198783

UNDER THE SECURITIES ACT OF 1933

SAFEGUARD SCIENTIFICS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1609753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 N. Radnor Chester Rd., Suite F-200

Radnor, Pennsylvania 19087

(Address of Principal Executive Offices) (Zip Code)

1999 Equity Compensation Plan

2004 Equity Compensation Plan

2014 Equity Compensation Plan

(Full title of the plans)

Mark Dow

Chief Executive Officer

150 N. Radnor Chester Rd., Suite F-200

Radnor, Pennsylvania 19087

(Name and address of agent for service)

(610) 293-0600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

On January 22, 2024, Safeguard Scientifics, Inc. (the “Company”) provided notice to The Nasdaq Stock Market LLC (“Nasdaq”) that it intends to file Form 25 with the Securities and Exchange Commission (the “SEC”) to voluntarily delist its shares of common stock from trading on Nasdaq in connection with its previously announced plan to deregister its common stock under the Securities Exchange Act of 1934, as amended, and to delist the Company’s common stock from trading on Nasdaq. On February 2, 2024, the Company filed such Form 25 with the SEC. In connection with the foregoing and the undertakings in the Registration Statements (as defined below), the Company is hereby filing this Post-Effective Amendment to each of the Company’s registration statements on Form S-8, Registration Nos. 333-86777, 333-118046, 333-171226 and 333-198783 (collectively, the “Registration Statements”), to terminate the effectiveness of each such Registration Statement and to remove from registration all of the Company’s securities that remain unsold under each such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 9, 2024.

Safeguard Scientifics, Inc.

By:	/s/ Mark Dow
Name:	Mark Dow
Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.